Exhibit 23

Consent of Independent Registered

Public Accounting Firm

The Board of Directors

United Bancshares, Inc.

We consent to the incorporation by reference in the Registration Statement (No. 333-106929) on Form S-8 of United Bancshares, Inc. of our report dated March 19, 2014, relating to the consolidated balance sheets of United Bancshares, Inc. and subsidiaries as of December 31, 2013 and 2012 and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2013, which report is incorporated by reference in the December 31, 2013 Annual Report on Form 10-K/A of United Bancshares, Inc.

/s/ CliftonLarsonAllen LLP

Toledo, Ohio

September 5, 2014